Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Sue Neumann, 314-656-5691
John Haudrich, 314-656-5375
www.smurfit-stone.com

SMURFIT-STONE RECEIVES FINAL COURT APPROVAL FOR $750 MILLION DIP FACILITY

CREVE COEUR, Mo., and CHICAGO, (February 23, 2009) — Smurfit-Stone Container Corporation today announced that the U.S. Bankruptcy Court in Wilmington, Delaware, has granted final approval of its $750 million debtor-in-possession (DIP) credit facility, which provides the company with access to the full amount of the facility.  The court had previously granted the company interim authority to access $550 million of the DIP facility.  The court also granted final approval to various other interim orders that had been entered at the commencement of the bankruptcy case.

Patrick J. Moore, Chairman and Chief Executive Officer, said, “We believe that the DIP facility will provide the company with ample liquidity to operate throughout the restructuring process.  We are pleased to have completed this initial phase of the process, and remain focused on providing our customers with an uninterrupted supply of quality goods and services, and strengthening our partnerships with our vendors.  We are moving forward to restructure our debt and develop a capital structure more suited to support our long-term growth and profitability.”

Smurfit-Stone and its U.S. and Canadian subsidiaries filed to reorganize under Chapter 11 on January 26, 2009, in the U.S. Bankruptcy Court in Wilmington, Delaware.  The case number is 09-10235.  The Canadian subsidiaries also filed to reorganize under the Companies’ Creditors Arrangement Act (CCAA) in the Ontario Superior Court of Justice in Canada.

More information about Smurfit-Stone’s reorganization is available on the Company’s website at www.smurfit-stone.com. Copies of all motions and court orders are available at http://chapter11.epiqsystems.com/Smurfit.  Employee, retiree, customer and supplier inquires can be made at 877-264-9638.  If outside of the U.S. and Canada, inquiries can be made at 503-597-7694.

Six CityPlace Drive, Creve Coeur, MO 63141   Phone: 314.656.5300   Web: smurfit-stone.com

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Smurfit-Stone Container Corporation is one of the industry’s leading integrated containerboard and corrugated packaging producers and is one of the world’s largest paper recyclers.  The company is a member of the Sustainable Forestry Initiative® and the Chicago Climate Exchange.  Smurfit-Stone generated revenue of $7.4 billion in 2007, has led the industry in safety every year since 2001, and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, as updated from time to time in the company’s Securities and Exchange Commission filings.